Exhibit 21.1
Subsidiaries of RealNetworks, Inc.

Name of subsidiary	Jurisdiction of incorporation
Aegisoft Corp.	Delaware
Atrativa Latin America Ltda.	Brazil
Audio Mill, Inc.	California
Beijing RealNetworks Technology Co., Ltd.	China
GameHouse, Inc.	Washington
Listen.com, Inc.	California
Mr. Goodliving Ltd.	Finland
Multipoint, Inc.	Washington
NetZip, Inc.	Georgia
PT WiderThan Indonesia	Indonesia
RealNetworks Australia Pty. Limited	Australia
RealNetworks Digital Music of California, Inc.	California
RealNetworks E-Commerce LLC	Delaware
RealNetworks GmbH	Germany
RealNetworks Hong Kong, Limited	Hong Kong
RealNetworks Investments LLC	Delaware
RealNetworks K.K.	Japan
RealNetworks Korea, Ltd.	Republic of Korea
RealNetworks Ltd.	United Kingdom
RealNetworks of Brazil LtdA	Brazil
RealNetworks of Mexico, S. de R.L. de C.V.	Mexico
RealNetworks Singapore Pte. Limited	Singapore
RealNetworks, SARL	France
RN Acquisition Corp.	Washington
RN International Holdings B.V.	The Netherlands
RN International Holdings C.V.	The Netherlands
RN Massachusetts Sales Corp.	Washington
Ultisoft, Inc.	Oregon
WiderThan Americas, Inc.	Delaware
WiderThan Co., Ltd.	Republic of Korea
WiderThan India Private Limited	India
WiderThan UK Ltd.	United Kingdom
Xing Technology Corporation	California
Zylom Media Group B.V.	The Netherlands